EXHIBIT 99.1

Republic Services, Inc. Reports
Fourth Quarter and Full-Year Results;
Company Provides 2019 Full-Year Guidance

●	Achieved Fourth Quarter Earnings of $0.92 Per Share and Adjusted Earnings of $0.80 Per Share, a 31 Percent Increase Over the Prior Year
●	Generated $2.2 Billion of Cash Flow from Operations in 2018 and $1.2 Billion of Adjusted Free Cash Flow, a 26 Percent Increase Over the Prior Year
●	Outperformed 2018 Adjusted Free Cash Flow Guidance
●	Solid Waste Business Contributed 70 Basis Points of Adjusted EBITDA Margin Expansion for the Full Year
●	Returned Approximately $1.2 Billion of Cash to Shareholders in 2018

PHOENIX (February 7, 2019) – Republic Services, Inc. (NYSE: RSG) today reported net income of $301.0 million, or $0.92 per diluted share, for the three months ended December 31, 2018, versus $664.4 million, or $1.98 per diluted share, for the comparable 2017 period. Excluding certain benefits and expenses, on an adjusted basis, net income for the three months ended December 31, 2018, was $260.0 million, or $0.80 per diluted share, versus $203.8 million, or $0.61 per diluted share, for the comparable 2017 period.

For the year ended December 31, 2018, net income was $1,036.9 million, or $3.16 per diluted share, versus $1,278.4 million, or $3.77 per diluted share, for the comparable 2017 period. On an adjusted basis, net income for the year ended December 31, 2018, was $1,014.9 million, or $3.09 per diluted share, versus $822.2 million, or $2.43 per diluted share, for the comparable 2017 period.

“We are very pleased with our strong finish to the year, which positions us well for 2019. Despite significant headwinds from recycling, we achieved our EPS guidance and exceeded our free cash flow guidance, demonstrating the underlying strength of the solid waste business,” said Donald W. Slager, president and chief executive officer. “We delivered double-digit growth in earnings and free cash flow per share, invested over $200 million in value-enhancing acquisitions, and increased our return on invested capital and cash returned to shareholders.  Our solid results continue to reflect the positive contributions from effectively investing in the business and successfully executing our strategy of profitable growth through differentiation.”

Fourth Quarter and Full-Year Highlights:

*	Fourth quarter adjusted EPS, a non-GAAP measure, was $0.80 per share, an increase of 31 percent over the prior year.

*	Full-year adjusted EPS was $3.09 per share, an increase of 27 percent over the prior year.

*
Full-year cash provided by operating activities was $2.2 billion and adjusted free cash flow was $1.2 billion. Adjusted free cash flow increased 26 percent over the prior year and exceeded the upper-end of the Company's full-year guidance range.

*
Fourth quarter revenue increased 2.6 percent over the prior year, excluding the impact of the new revenue standard. Revenue growth from average yield was 2.7 percent, the Company's highest level of average yield in nearly 10 years. Volume decreased 70 basis points, in line with management's expectations.

*	Full-year revenue increased 4.0 percent over the prior year, excluding the impact of the new revenue standard. Revenue growth from average yield was 2.4 percent. Volume increased 40 basis points.

*
Full-year adjusted EBITDA, a non-GAAP measure, was $2.8 billion and adjusted EBITDA margin was 28.0 percent. The solid waste business contributed 70 basis points of margin expansion, which was more than offset by a 140 basis point headwind from the recycling business, excluding the impact of the new revenue standard.

*	Republic returned $1.2 billion to shareholders in 2018 through share repurchases and dividends, representing a cash yield of 5.1 percent.

*	Total shareholder return was 9 percent for the full year as compared to the S&P 500's negative return of 4 percent.

*	The Company invested over $200 million in acquisitions during 2018.

*
Republic continued to convert CPI-based contracts to more favorable pricing mechanisms for the annual price adjustment. The Company now has approximately $660 million in annual revenue tied to either a waste-related index or a fixed-rate increase of 3 percent or greater.

*	Republic received many notable awards for its continued leadership in Environmental, Social and Governance (ESG) matters in 2018, including:

•	Named to the first annual Barron's "100 Most Sustainable Companies" list.

•	Earned the RobecoSAM Sustainability Yearbook "Gold Class" award.

•	Included in the Dow Jones Sustainability World and North America Indices for the third consecutive year.

•	Listed as one of the "World’s Most Ethical Companies" by the Ethisphere Institute.

•	Recognized as one of the "World's Most Innovative Companies" by Forbes.

•	Received a score of 100 percent on the Human Rights Campaign's Corporate Equality Index.

2019 Financial Guidance

Republic's financial guidance is based on current economic conditions and does not assume any significant changes in the overall economy in 2019. Please refer to the Information Regarding Forward-Looking Statements section of this document.

Full-year 2019 financial guidance is as follows:

•
Adjusted Diluted Earnings per Share: The Company expects adjusted diluted earnings per share to be in the range of $3.23 to $3.28. Detail relating to the computation of adjusted diluted earnings per share is contained in the Reconciliation of 2019 Financial Guidance section of this document.

•
Adjusted Free Cash Flow: Republic expects adjusted free cash flow to be in the range of $1,125 million to $1,175 million. Detail relating to the computation of adjusted free cash flow is contained in the Reconciliation of 2019 Financial Guidance section of this document.

•	Revenue: Republic expects an increase in revenue of 4.25 to 4.75 percent. The expected change in revenue is comprised of the following:

Increase (Decrease)
Average yield	2.75%
Volume	0.0 to 0.25
Energy services	–
Fuel recovery fees	0.25
Recycling processing and commodity sales	0.25 to 0.5
Acquisitions / divestitures, net	1.0
Total change	4.25 to 4.75%

•	Property and Equipment: The Company anticipates receiving $1.2 billion of property and equipment, net of proceeds from the sale of property and equipment.

•	Adjusted EBITDA Margin: Republic expects adjusted EBITDA margin to expand by approximately 30 to 50 basis points.

•
Taxes: The Company expects an effective tax rate of approximately 24 percent and a non-cash charge of approximately $60 million related to solar energy investments that qualify for tax credits. The charge will be recorded as a loss from unconsolidated equity method investments.

•
Cash Utilization: Republic expects to invest approximately $200 million in tuck-in acquisitions. Additionally, the Company expects to return approximately $1.4 billion of cash to shareholders, through $500 million of dividends and $875 million in share repurchases.

“Our 2019 financial guidance is consistent with the preliminary outlook we provided last October, demonstrating the visibility we have into our business and the stability of our earnings and cash flows," added Mr. Slager. "In 2019, we expect to continue to profitably grow our business through the advancement of our strategy, which includes attracting and retaining the best people, strengthening our market position, and leveraging technology to enhance the customer experience and improve operational efficiency.”

Company Declares Quarterly Dividend

Republic announced that its Board of Directors declared a regular quarterly dividend of $0.375 per share for stockholders of record on April 1, 2019. The dividend will be paid on April 15, 2019.

Presentation of Certain Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, adjusted EBITDA, and adjusted free cash flow are described in the Reconciliation of Certain Non-GAAP Measures section of this press release. The adjusted diluted earnings per share and adjusted free cash flow related to the 2019 financial guidance are described in the Reconciliation of 2019 Financial Guidance section of this press release.

Unaudited Supplemental Schedules

Included in Exhibit 99.2 to Republic's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2019 is a proforma presentation of our 2017 financial results had we adopted the new revenue standard as of January 1, 2017.

About Republic Services

Republic Services, Inc. is an industry leader in U.S. recycling and non-hazardous solid waste disposal. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for its 14 million customers. We’ll handle it from here.®, the brand’s promise, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue Planet® for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at facebook.com/RepublicServices and follow on Twitter @RepublicService.

For more information, contact:

Media Inquiries	Investor Inquiries

Donna Egan (480) 757-9748	Nicole Giandinoto (480) 627-7098

media@RepublicServices.com	investor@RepublicServices.com

###

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$70.5	$83.3
Accounts receivable, less allowance for doubtful accounts and other of $34.3 and $38.9, respectively	1,102.7	1,105.9
Prepaid expenses and other current assets	391.2	247.6
Total current assets	1,564.4	1,436.8
Restricted cash and marketable securities	108.1	141.1
Property and equipment, net	8,020.1	7,777.4
Goodwill	11,400.1	11,315.4
Other intangible assets, net	106.5	141.1
Other assets	417.8	335.2
Total assets	$21,617.0	$21,147.0
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$761.5	$598.1
Notes payable and current maturities of long-term debt	690.7	706.7
Deferred revenue	338.7	312.1
Accrued landfill and environmental costs, current portion	130.6	135.2
Accrued interest	68.5	74.5
Other accrued liabilities	728.6	808.2
Total current liabilities	2,718.6	2,634.8
Long-term debt, net of current maturities	7,646.8	7,480.7
Accrued landfill and environmental costs, net of current portion	1,701.6	1,686.5
Deferred income taxes and other long-term tax liabilities, net	1,028.3	796.4
Insurance reserves, net of current portion	270.8	275.4
Other long-term liabilities	321.4	312.1
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 351.9 and 350.1 issued including shares held in treasury, respectively	3.5	3.5
Additional paid-in capital	4,924.9	4,839.6
Retained earnings	4,750.5	4,152.5
Treasury stock, at cost; 29.4 and 18.4 shares, respectively	(1,782.6)	(1,059.4)
Accumulated other comprehensive income, net of tax	30.8	22.6
Total Republic Services, Inc. stockholders' equity	7,927.1	7,958.8
Noncontrolling interests in consolidated subsidiary	2.4	2.3
Total stockholders' equity	7,929.5	7,961.1
Total liabilities and stockholders' equity	$21,617.0	$21,147.0

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenue	$2,530.0	$2,560.0	$10,040.9	$10,041.5
Expenses:
Cost of operations	1,525.7	1,593.0	6,150.0	6,214.6
Depreciation, amortization and depletion	252.4	267.3	1,033.4	1,036.3
Accretion	20.0	19.9	80.7	79.8
Selling, general and administrative	284.5	274.2	1,059.5	1,057.4
Withdrawal costs - multiemployer pension funds	—	0.1	—	1.2
Gain on disposition of assets and impairments, net	(39.8)	(6.7)	(44.9)	(33.9)
Restructuring charges	3.9	5.4	26.4	17.6
Operating income	483.3	406.8	1,735.8	1,668.5
Interest expense	(96.4)	(92.9)	(383.8)	(361.9)
Loss from unconsolidated equity method investments	(30.0)	(19.2)	(35.8)	(27.4)
Loss on extinguishment of debt	—	(0.8)	(0.3)	(0.8)
Interest income	0.6	—	1.6	1.0
Other (expense) income, net	(0.1)	1.8	3.4	2.7
Income before income taxes	357.4	295.7	1,320.9	1,282.1
Provision for income taxes	56.3	(368.8)	283.3	3.1
Net income	301.1	664.5	1,037.6	1,279.0
Net income attributable to noncontrolling interests in consolidated subsidiary	(0.1)	(0.1)	(0.7)	(0.6)
Net income attributable to Republic Services, Inc.	$301.0	$664.4	$1,036.9	$1,278.4
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.93	$1.99	$3.17	$3.79
Weighted average common shares outstanding	324.1	333.7	326.9	337.1
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.92	$1.98	$3.16	$3.77
Weighted average common and common equivalent shares outstanding	325.5	335.6	328.4	339.0
Cash dividends per common share	$0.375	$0.345	$1.440	$1.330

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Years Ended December 31,
	2018	2017
Cash provided by operating activities:
Net income	$1,037.6	$1,279.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	1,114.1	1,116.1
Non-cash interest expense	41.2	43.6
Restructuring related charges	26.4	17.6
Stock-based compensation	39.0	34.6
Deferred tax provision (benefit)	152.1	(379.0)
Provision for doubtful accounts, net of adjustments	34.8	30.6
Loss on extinguishment of debt	0.3	0.8
Gain on disposition of assets and asset impairments, net	(58.9)	(29.5)
Withdrawal costs - multiemployer pension funds	—	1.2
Environmental adjustments	5.0	0.4
Loss from unconsolidated equity method investment	35.8	27.4
Other non-cash items	0.6	(1.2)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(29.6)	(118.9)
Prepaid expenses and other assets	(152.5)	(36.4)
Accounts payable	85.9	21.7
Restructuring expenditures	(24.7)	(18.6)
Capping, closure and post-closure expenditures	(71.9)	(62.7)
Remediation expenditures	(48.8)	(54.8)
Other liabilities	25.3	38.8
Proceeds from retirement of certain hedging relationships	31.1	—
Cash provided by operating activities	2,242.8	1,910.7
Cash used in investing activities:
Purchases of property and equipment	(1,071.8)	(989.8)
Proceeds from sales of property and equipment	31.6	6.1
Cash used in acquisitions and investments, net of cash and restricted cash acquired	(277.3)	(351.8)
Cash received from business divestitures	89.2	4.7
Purchases of restricted marketable securities	(38.2)	(18.5)
Sales of restricted marketable securities	37.7	18.1
Other	(0.3)	1.0
Cash used in investing activities	(1,229.1)	(1,330.2)
Cash used in financing activities:
Proceeds from notes payable and long-term debt, net of fees	4,347.6	4,791.1
Proceeds from issuance of senior notes, net of discount and fees	781.8	641.5
Payments of notes payable and long-term debt	(5,000.7)	(4,922.8)
Issuances of common stock	23.2	36.9
Purchases of common stock for treasury	(736.9)	(610.7)
Cash dividends paid	(461.8)	(440.5)
Distributions paid to noncontrolling interests in consolidated subsidiary	(0.6)	(0.7)
Other	(12.1)	(9.2)
Cash used in financing activities	(1,059.5)	(514.4)
(Decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(45.8)	66.1
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	179.1	113.0
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$133.3	$179.1

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2018 (when filed). All amounts below are in millions and as a percentage of our revenue, except per share data.
The results presented below for the three months and year ended December 31, 2017 reflect our historical presentation prior to the adoption of the new revenue recognition standard. A pro forma presentation of our financial results for the three months and year ended December 31, 2017 had we adopted the new revenue recognition standard as of January 1, 2017 is included as Exhibit 99.2 to Republic's Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2019.
REVENUE
The following table reflects our total revenue by line of business for the three months and years ended December 31, 2018 and 2017:

	Three Months Ended December 31,				Years Ended December 31,
	2018		2017		2018		2017
Collection:
Residential	$563.7	22.3%	$568.5	22.2%	$2,235.1	22.3%	$2,285.7	22.8%
Small-container	772.7	30.5	762.1	29.8	3,057.5	30.5	2,995.6	29.8
Large-container	550.3	21.8	522.5	20.4	2,181.1	21.7	2,087.9	20.8
Other	11.2	0.4	12.1	0.4	43.8	0.4	44.2	0.4
Total collection (1)	1,897.9	75.0	1,865.2	72.8	7,517.5	74.9	7,413.4	73.8
Transfer	312.1		302.5		1,243.9		1,209.5
Less: intercompany	(177.3)		(172.5)		(706.4)		(703.8)
Transfer, net	134.8	5.3	130.0	5.1	537.5	5.4	505.7	5.0
Landfill	571.0		573.8		2,291.7		2,224.3
Less: intercompany	(253.3)		(244.8)		(1,020.8)		(985.5)
Landfill, net	317.7	12.6	329.0	12.9	1,270.9	12.7	1,238.8	12.3
Energy services	45.1	1.8	45.7	1.8	194.7	1.9	149.0	1.5
Other:
Recycling processing and commodity sales (2)	78.0	3.1	138.8	5.4	298.0	3.0	539.2	5.4
Other non-core	56.5	2.2	51.3	2.0	222.3	2.1	195.4	2.0
Total other	134.5	5.3	190.1	7.4	520.3	5.1	734.6	7.4
Total revenue	$2,530.0	100.0%	$2,560.0	100.0%	$10,040.9	100.0%	$10,041.5	100.0%
(1) In accordance with our adoption of the new revenue recognition standard, municipal franchise fees were presented as a reduction to revenue for the three months and year ended December 31, 2018. Similar fees were presented as a cost of operations for the three months and year ended December 31, 2017.
(2) In accordance with our adoption of the new revenue recognition standard, rebates paid to customers associated with recycled commodities were presented as a reduction to revenue for the three months and year ended December 31, 2018. Similar costs were presented as a cost of operations for the three months and year ended December 31, 2017.

The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three months and years ended December 31, 2018 and 2017:

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Average yield	2.7%	2.4%	2.4%	2.5%
Fuel recovery fees	0.7	0.5	0.6	0.4
Total price	3.4	2.9	3.0	2.9
Volume	(0.7)	2.7	0.4	1.8
Recycling processing and commodity sales	(0.4)	(0.6)	(1.1)	0.9
Energy Services	—	0.6	0.2	0.6
Total internal growth	2.3	5.6	2.5	6.2
Acquisitions / divestitures, net	0.3	2.0	1.5	0.8
Subtotal	2.6%	7.6%	4.0%	7.0%
Adoption of the new revenue recognition standard	(3.8)%	—%	(4.0)%	—%
Total	(1.2)%	7.6%	—%	7.0%

Core price	4.3%	4.1%	3.9%	4.1%
Average yield is defined as revenue growth from the change in average price per unit of service, expressed as a percentage. Core price is defined as price increases to our customers and fees, excluding fuel recovery, net of price decreases to retain customers. We also measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 3.0% and 2.5% for the three months and year ended December 31, 2018, respectively, and 2.6% for both of the same periods in 2017. Core price as a percentage of related-business revenue was 4.6% and 4.2% for the three months and year ended December 31, 2018, respectively, and 4.4% and 4.3% for the same periods in 2017, respectively.

COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three months and years ended December 31, 2018 and 2017:

	Three Months Ended December 31,				Years Ended December 31,
	2018		2017		2018		2017
Labor and related benefits	$540.1	21.3%	$524.4	20.5%	$2,144.3	21.3%	$2,027.2	20.2%
Transfer and disposal costs	211.5	8.4	197.3	7.7	829.3	8.3	795.9	7.9
Maintenance and repairs	244.3	9.7	237.4	9.3	986.6	9.8	940.2	9.4
Transportation and subcontract costs	165.3	6.5	153.7	6.0	647.6	6.4	585.8	5.8
Fuel	101.7	4.0	94.8	3.7	391.4	3.9	349.8	3.5
Disposal fees and taxes (1)	81.7	3.2	120.7	4.7	322.0	3.2	468.9	4.7
Landfill operating costs	72.3	2.9	56.6	2.2	241.6	2.4	220.3	2.2
Risk management	57.4	2.3	50.5	2.0	217.9	2.2	212.6	2.1
Cost of goods sold (2)	—	—	54.2	2.1	—	—	236.9	2.4
Other	91.4	3.6	103.4	4.0	409.3	4.1	377.0	3.7
Subtotal	$1,565.7	61.9%	$1,593.0	62.2%	$6,190.0	61.6%	$6,214.6	61.9%
Bridgeton insurance recovery	$(40.0)	(1.6)%	$—	—%	$(40.0)	(0.4)%	$—	—%
Total cost of operations	$1,525.7	60.3%	$1,593.0	62.2%	$6,150.0	61.2%	$6,214.6	61.9%
(1) Disposal fees and taxes included municipal franchise fees of $41.8 million and $156.8 million for the three months and year ended December 31, 2017, respectively. In accordance with our adoption of the new revenue recognition standard, these fees were presented as a reduction to revenue for the same respective periods in 2018.
(2) Cost of goods sold included rebates paid to customers associated with recycled commodities for the three months and year ended December 31, 2017. In accordance with our adoption of the new revenue recognition standard, these rebates were presented as a reduction to revenue for the same respective periods in 2018.
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table provides the components of our selling, general and administrative expenses for the three months and years ended December 31, 2018 and 2017:

	Three Months Ended December 31,				Years Ended December 31,
	2018		2017		2018		2017
Salaries	$181.4	7.1%	$179.3	7.0%	$702.2	7.0%	$706.3	7.0%
Provision for doubtful accounts	10.4	0.4	7.8	0.3	34.8	0.3	30.6	0.3
Other	80.7	3.2	87.1	3.4	310.5	3.1	320.5	3.2
Subtotal	272.5	10.7	274.2	10.7	1,047.5	10.4	1,057.4	10.5
Bridgeton insurance recovery related costs	12.0	0.5	—	—	12.0	0.1	—	—
Total selling, general and administrative expenses	$284.5	11.2%	$274.2	10.7%	$1,059.5	10.5%	$1,057.4	10.5%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three months and years ended December 31, 2018 and 2017:

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Net income attributable to Republic Services, Inc.	$301.0	$664.4	$1,036.9	$1,278.4
Net income attributable to noncontrolling interests	0.1	0.1	0.7	0.6
Provision for income taxes	56.3	(368.8)	283.3	3.1
Other expense (income), net	0.1	(1.8)	(3.4)	(2.7)
Interest income	(0.6)	—	(1.6)	(1.0)
Interest expense	96.4	92.9	383.8	361.9
Depreciation, amortization and depletion	252.4	267.3	1,033.4	1,036.3
Accretion	20.0	19.9	80.7	79.8
EBITDA	$725.7	$674.0	$2,813.8	$2,756.4
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit ratings and minimizing debt, paying cash dividends, repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.

Adjusted Earnings
Reported diluted earnings per share was $0.92 and $3.16 for the three months and year ended December 31, 2018, respectively, as compared to $1.98 and $3.77 for the same periods in 2017. During the three months and years ended December 31, 2018 and 2017, we recorded a number of charges and other expenses and gains that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (net income – Republic) and diluted earnings per share. The tables below set forth such measures on an adjusted basis to exclude such charges, other expenses and gains:

	Three Months Ended December 31, 2018				Three Months Ended December 31, 2017
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share(1)
As reported	$725.7	$357.4	$301.0	$0.92	$674.0	$295.7	$664.4	$1.98
Restructuring charges	3.9	3.9	2.3	0.01	5.4	5.4	3.2	0.01
Loss on extinguishment of debt	—	—	—	—	0.8	0.8	0.5	—
Loss from unconsolidated equity method investment	30.0	—	—	—	19.2	—	—	—
Gain on disposition of assets and impairments, net	(39.8)	(39.8)	(22.0)	(0.06)	(6.7)	(6.7)	(2.4)	(0.01)
Withdrawal costs - multiemployer pension funds	—	—	—	—	0.1	0.1	—	—
Incremental contract startup costs - large municipal contract	0.4	0.4	0.1	—	3.2	3.2	2.0	0.01
Adoption of the Tax Act	—	—	—	—	—	—	(463.9)	(1.38)
Bridgeton insurance recovery, net	(28.0)	(28.0)	(21.4)	(0.07)	—	—	—	—
Total adjustments	(33.5)	(63.5)	(41.0)	(0.12)	22.0	2.8	(460.6)	(1.37)
As adjusted	$692.2	$293.9	$260.0	$0.80	$696.0	$298.5	$203.8	$0.61

	Year Ended December 31, 2018				Year Ended December 31, 2017
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$2,813.8	$1,320.9	$1,036.9	$3.16	$2,756.4	$1,282.1	$1,278.4	$3.77
Restructuring charges	26.4	26.4	19.4	0.07	17.6	17.6	10.6	0.03
Loss on extinguishment of debt and other related costs	0.3	0.3	0.2	—	0.8	0.8	0.5	—
Loss from unconsolidated equity method investment	35.8	—	—	—	27.4	—	—	—
Gain on disposition of assets and impairments, net	(44.9)	(44.9)	(24.7)	(0.08)	(33.9)	(33.9)	(9.1)	(0.03)
Withdrawal costs - multiemployer pension funds	—	—	—	—	1.2	1.2	0.7	—
Incremental contract startup costs - large municipal contract	5.7	5.7	4.2	0.01	8.2	8.2	5.0	0.02
Adoption of the Tax Act	—	—	0.3	—	—	—	(463.9)	(1.36)
Bridgeton insurance recovery, net	(28.0)	(28.0)	(21.4)	(0.07)	—	—	—	—
Total adjustments	(4.7)	(40.5)	(22.0)	(0.07)	21.3	(6.1)	(456.2)	(1.34)
As adjusted	$2,809.1	$1,280.4	$1,014.9	$3.09	$2,777.7	$1,276.0	$822.2	$2.43
We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income - Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provides an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Although our business regularly incurs startup costs under municipal contracts, we specifically identify in the tables above the startup costs with respect to an individual municipal contract (and do not adjust for other startup costs under other contracts). We do this because of the magnitude of the costs involved with this particular municipal contract and the unusual nature for the time period in which they are incurred. We also made an adjustment to exclude the impact associated with our adoption of the Tax Cuts and Jobs Act (the "Tax Act") due to the significant decrease in the federal corporate tax rate and the magnitude of the effect on our operating results. In the case of the Bridgeton insurance recovery, we adjusted for the impact due to the significant effect on our operating results; however, in the ordinary course of our business, we often incur recoveries that we do not adjust from our operating results. Our definition of adjusted EBITDA, adjusted pre-tax income, adjusted net income - Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the years ended December 31, 2018 and 2017:

	Years Ended December 31,
	2018	2017
Cash provided by operating activities	$2,242.8	$1,910.7
Property and equipment received	(1,104.3)	(1,006.0)
Proceeds from sales of property and equipment	31.6	6.1
Restructuring payments, net of tax	18.2	11.3
Bridgeton insurance recovery, net of tax	(30.5)	—
Divestiture related tax payments	20.2	11.6
Adjusted free cash flow	$1,178.0	$933.7
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain payments. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment expenditures reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the years ended December 31, 2018 and 2017:

	Years Ended December 31,
	2018	2017
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$1,071.8	$989.8
Adjustments to exclude the purchase of property and equipment associated with acquisitions	(53.4)	—
Adjustments for property and equipment received during the prior period but paid for in the following period, net	85.9	16.2
Property and equipment received during the period	$1,104.3	$1,006.0
The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.

ACCOUNTS RECEIVABLE
As of December 31, 2018 and 2017, accounts receivable were $1,102.7 million and $1,105.9 million, net of allowance for doubtful accounts of $34.3 million and $38.9 million, respectively, resulting in days sales outstanding of 39.7, or 27.5 days net of deferred revenue, compared to 40.8, or 29.3 days net of deferred revenue (adjusted for the impact of the new revenue recognition standard), respectively.
CASH DIVIDENDS
In October 2018, we paid a cash dividend of $121.7 million to shareholders of record as of October 1, 2018. As of December 31, 2018, we recorded a quarterly dividend payable of $121.0 million to shareholders of record at the close of business on January 2, 2019, which was paid on January 15, 2019.
SHARE REPURCHASE PROGRAM
During the three months ended December 31, 2018, we repurchased 2.2 million shares of our stock for $162.0 million at a weighted average cost per share of $73.74. The amount remaining under the share repurchase authorization as of December 31, 2018 was $1.1 billion.
RECONCILIATION OF 2019 FINANCIAL GUIDANCE
Adjusted Diluted Earnings per Share
The following is a summary of anticipated adjusted diluted earnings per share for the year ending December 31, 2019 compared to the actual adjusted diluted earnings per share for the year ended December 31, 2018. Adjusted diluted earnings per share is not a measure determined in accordance with U.S. GAAP:

	(Anticipated) Year Ending December 31, 2019	(Actual) Year Ended December 31, 2018
Diluted earnings per share	$ 3.22 to 3.27	$3.16
Restructuring charges	0.01	0.07
Gain on disposition of assets and impairments, net	—	(0.08)
Incremental contract startup costs - large municipal contract	—	0.01
Bridgeton insurance recovery, net	—	(0.07)
Adjusted diluted earnings per share	$ 3.23 to 3.28	$3.09
We believe that presenting adjusted diluted earnings per share provides an understanding of operational activities before the financial impact of certain items. We use this measure, and believe investors will find it helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Although our business regularly incurs startup costs under municipal contracts, we specifically identify in the table above the startup costs with respect to an individual municipal contract (and do not adjust for other startup costs under other contracts in 2018). We do this because of the magnitude of the costs involved with this particular municipal contract and the unusual nature for the time period in which they are incurred. In the case of the Bridgeton insurance recovery, we adjusted for the impact due to the significant effect on our operating results; however, in the ordinary course of our business, we often incur recoveries that we do not adjust from our operating results. Our definition of adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.

Adjusted Free Cash Flow
Our anticipated adjusted free cash flow for the year ending December 31, 2019, and our actual adjusted free cash flow for the year ended December 31, 2018, which are not measures determined in accordance with U.S. GAAP, are calculated as follows:

	(Anticipated) Year Ending December 31, 2019	(Actual) Year Ended December 31, 2018
Cash provided by operating activities	$ 2,307 to 2,357	$2,242.8
Property and equipment received	(1,200)	(1,104.3)
Proceeds from the sale of property and equipment	15	31.6
Restructuring payments, net of tax	3	18.2
Divestiture related tax payments	—	20.2
Bridgeton insurance recovery, net of tax	—	(30.5)
Adjusted free cash flow	$ 1,125 to 1,175	$1,178.0
Purchases of property and equipment as reflected on our consolidated statements of cash flows represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period is as follows:

	(Anticipated) Year Ending December 31, 2019	(Actual) Year Ended December 31, 2018
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$1,275	$1,071.8
Adjustments to exclude the purchase of property and equipment associated with acquisitions	(25)	(53.4)
Adjustments for property and equipment received during the prior period but paid for in the following period, net	(50)	85.9
Property and equipment received during the period	$1,200	$1,104.3
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include information about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are acts of war, riots or terrorism, and the impact of these acts on economic, financial and social conditions in the United States as well as our dependence on large, long-term collection, transfer and disposal contracts. More information on factors that could cause actual results or events to differ materially from those anticipated is included from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018 (when filed), particularly under Part I, Item 1A - Risk Factors. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business. We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.